EXHIBIT 1.1

DUKE REALTY CORPORATION

(an Indiana Corporation)

8,000,000 Depositary Shares

Each Representing 1/10 of a 6.60% Series L Cumulative Redeemable

Preferred Share (Par Value $0.01 Per Share)

(Liquidation Preference Equivalent to $25.00 Per Depositary Share)

TERMS AGREEMENT

Dated: November 2, 2004

To:                            Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

We understand that Duke Realty Corporation, an Indiana corporation (the “Company”), proposes to issue and sell 8,000,000 depositary shares (the “Depositary Shares”) each representing 1/10th of a 6.60% Series L Cumulative Redeemable Preferred Share, par value $0.01 (collectively, the “Series L Preferred Shares”), of the Company (such Depositary Shares being collectively hereinafter referred to as the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase the Initial Securities (as defined in the Underwriting Agreement referred to below) at the purchase price set forth below.  For purposes of this offering, the term “Registration Statement” (as defined in the Underwriting Agreement referred to below) means the registration statement on Form S-3 (No. 333-108557).

Underwriter	Number of Shares of Initial Underwritten Securities
Morgan Stanley & Co. Incorporated	1,927,000
UBS Securities LLC	1,927,000
Wachovia Capital Markets, LLC	1,926,000
A.G. Edwards & Sons, Inc.	400,000
J.P. Morgan Securities Inc.	400,000
Legg Mason Wood Walker, Incorporated	400,000
Advest, Inc.	60,000
Banc of America Securities LLC	60,000
BB&T Capital Markets, Inc.	60,000
City Securities Corporation	60,000
Davenport & Company LLC	60,000
H&R Block Financial Advisors, Inc.	60,000
Janney Montgomery Scott LLC	60,000
KeyBanc Capital Markets, a Division of McDonald Investments Inc.	60,000
McGinn, Smith & Co. Inc.	60,000
Morgan Keegan & Company, Inc.	60,000
Oppenheimer & Co. Inc.	60,000
Raymond James & Associates, Inc.	60,000
RBC Dain Rauscher Inc.	60,000
Charles Schwab & Co., Inc.	60,000
Stifel, Nicolaus & Company Incorporated	60,000
U.S. Bancorp Piper Jaffray Inc.	60,000
Wells Fargo Brokerage Services, LLC	60,000
Total	8,000,000

The Underwritten Securities shall have the following terms:

Title of securities:	Depositary Shares each representing 1/10th of a 6.60% Series L Cumulative Redeemable Preferred Share (Par Value $0.01 Per Share) (Liquidation Preference Equivalent to $25.00 Per Depositary Share).

Number of shares:	8,000,000

Public offering price per share:	$25.00, plus accumulated dividends, if any, from the date of original issue.

Purchase price per share:	$24.2125

Number of Option Securities, if any, that may be purchased by the Underwriters:	1,200,000

Dividend rate:

Cumulative dividends in the amount of 6.60% of the liquidation preference per annum (equivalent to $1.65 per annum per Depositary Share); payable quarterly on or about the last calendar day of each February, May, August and November of each year, commencing on February 28, 2005.

Voting and other rights:

If distributions on the Series L Preferred Shares are in arrears for six or more quarterly periods, whether or not consecutive, holders of the Underwritten Securities (voting separately as a class with all other series of preferred shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional Directors to serve on the Board of Directors of the Company until all distribution arrearages are paid.

Joint Book-Runners:	Morgan Stanley & Co. Incorporated and UBS Securities LLC

Liquidation preference:	$25.00 per Depositary Share.

Ranking:

The Underwritten Securities will rank pari passu with any other preferred shares (except the Series C Junior Preferred Stock to which the Underwritten Securities rank senior) and will rank senior to the Common Stock of the Company and any other shares of the Company ranking junior to the Series L Preferred Shares.

Conversion provision:	The Series L Preferred Shares are not convertible or exchangeable for any other property or securities of the Company.

Redemption provisions:

The Depositary Shares may be redeemed, in whole or in part at the option of the Company, as of November 30, 2009, at a redemption price of $25.00 per Depositary Share, plus accrued and unpaid distributions thereon to the date fixed for redemption, without interest.

Sinking fund provisions:	None.

Closing time, date and location:	November 30, 2004, 10:00 a.m., New York City Time, Clifford Chance US LLP, 31 West 52nd Street, New York, New York 10019.

Other Terms:	Sections 3(o) and 5(h) of the Underwriting Agreement are inapplicable to this transaction.

At Closing Time, the Underwriters will pay $30,000 to the Company by wire transfer in immediately available funds as a reimbursement of the Company’s expenses related to the transactions contemplated by this Agreement.

All the provisions contained in the document attached as Annex A hereto entitled “Duke Realty Corporation and Duke Realty Limited Partnership — Common Stock, Preferred Stock, Depositary Shares and Debt Securities – Underwriting Agreement” are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms used but not defined herein shall have the meanings set forth in the Underwriting Agreement.

Please accept this offer no later than 5 o’clock P.M. (New York City time) on November 2, 2004 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ Harold J. Hendershot III
	Name:	Harold J. Hendershot III
	Title:	Executive Director

UBS SECURITIES LLC

By:	/s/ Christopher Forshner
	Name:	Christopher Forshner
	Title:	Managing Director

By:	/s/ Ryan Donovan
	Name:	Ryan Donovan
	Title:	Associate Director

For Themselves and as Representatives of the other named underwriters

Accepted:

DUKE REALTY CORPORATION

By:	/s/ Matthew A. Cohoat
	Name:	Matthew A. Cohoat
	Title:	Executive Vice President and Chief Financial Officer

DUKE REALTY LIMITED PARTNERSHIP

By:	DUKE REALTY CORPORATION
General Partner

By:	/s/ Matthew A. Cohoat
	Name:	Matthew A. Cohoat
	Title:	Executive Vice President and Chief Financial Officer

Annex A

Underwriting Agreement